Exhibit 99.1

Celanese Corporation
222 West Las Colinas Blvd.
Suite 900N
Irving, Texas 75039
Celanese Corporation Reports Third Quarter 2018 Earnings;
Increases 2018 Full Year and Long-Term Outlook

Dallas, October 18, 2018: Celanese Corporation (NYSE: CE), a global specialty materials company, today reported GAAP diluted earnings per share of $3.00, and adjusted earnings per share of $2.96. Net sales in the quarter expanded 13 percent year over year to $1.8 billion. 2018 full year outlook was increased, and the Company expects the business to perform at about the same level in 2019. Both the Acetyl Chain and Engineered Materials expanded margins in excess of higher raw material costs and grew earnings year over year. Celanese continues to invest in high return projects with the acquisition of Next Polymers in India, along with low-cost incremental expansions in POM, VAM, and acetic acid.
Third Quarter 2018 Financial Highlights:

	Three Months Ended September 30,
	2018	2017
		(As Adjusted)
	(unaudited)
	(In $ millions)
Operating Profit (Loss)
Engineered Materials	124	105
Acetate Tow	26	45
Acetyl Chain
Industrial Specialties	19	19
Acetyl Intermediates	268	128
Subtotal	287	147
Other Activities	(63)	(68)
Total	374	229

	Three Months Ended September 30,
	2018	2017
	(unaudited)
	(In $ millions, except per share data)
Net Earnings (Loss)	402	228

Adjusted EBIT(1)(2)
Engineered Materials	187	157
Acetate Tow	65	69
Acetyl Chain
Industrial Specialties	21	23
Acetyl Intermediates	256	134
Subtotal	277	157
Other Activities	(35)	(38)
Total	494	345

Equity Earnings, Cost-Dividend Income, Other Income (Expense)
Engineered Materials	62	47
Acetate Tow	26	24

Operating EBITDA(1)	571	423
Diluted EPS - continuing operations	$3.00	$1.68
Diluted EPS - total	$2.96	$1.65
Adjusted EPS(1)	$2.96	$1.93

Net cash provided by (used in) investing activities	(78)	(68)
Net cash provided by (used in) financing activities	(383)	(247)
Net cash provided by (used in) operating activities	467	255
Free cash flow(1)	382	181
______________________________

(1)	See "Non-US GAAP Financial Measures" below.

(2)
The Company's discussion of adjusted earnings includes use of terms such as "segment income" and "core income". Those non-GAAP terms are defined below and reconciled in our Non-US GAAP Financial Measures and Supplemental Information document referenced below.

Third Quarter 2018 Highlights:

•	Signed a definitive agreement to acquire Next Polymers, a leading domestic engineering thermoplastics compounder in India. The deal is expected to close in the first quarter of 2019.

•	Commercialized 925 Engineered Materials projects in the third quarter of 2018, a 58 percent increase year over year, and on track to delivering more than 3,000 project wins in 2018.

•	Announced plans to expand the POM production capacity of its Frankfurt, Germany facility by 20 kt, making this the world's largest and most efficient POM plant.

•	Entering the final completion phase of the 150kt expansion of the Clear Lake, Texas VAM production unit. Start-up of the unit is planned for December of 2018.

•
Generated free cash flow of $382 million in the third quarter and executed $150 million worth of share repurchases. The Company has the ability to accelerate repurchases depending on need for other uses of cash.

•
Elected Kim K.W. Rucker to the Company's Board of Directors, effective October 5. Ms. Rucker most recently served as the executive vice president, general counsel and secretary of Andeavor (Tesoro Corp.).

Third Quarter 2018 Business Segment Overview
Engineered Materials (EM)
Engineered Materials generated net sales of $642 million in the quarter, a 12 percent improvement over the third quarter of 2017. GAAP operating profit was $124 million and segment income was $187 million, driven by increased pricing, volume growth, and improved product mix that more than offset higher raw material costs. EM commercialized 925 new projects in the quarter and originated 2,000 projects with a strong customer pull for technology-driven materials solutions. Operating profit margin in the third quarter was 19.3 percent and adjusted EBIT margin was 29.1 percent. The business expanded margins sequentially and year over year through pricing initiatives which more than offset raw material increases. Volume growth year over year was driven by higher project commercializations, the Omni acquisition, and growth mainly in Asia and the Americas. Affiliate earnings were $62 million and the increase over the same quarter last year was primarily due to the Celanese's higher economic interest in the Ibn Sina joint venture due to the start-up of the new POM plant and better MTBE pricing.
Acetate Tow
Acetate Tow GAAP operating profit was $26 million and segment income was $65 million in the third quarter. Price in the quarter declined compared to the same quarter in 2017 due to lower industry capacity utilization and was partially offset by mix and productivity gains. Dividends from affiliates were $26 million, in line with the prior year but lower sequentially due to the timing of dividend payments from the Chinese joint ventures, as expected.
Acetyl Chain
The Acetyl Chain generated net sales of $1.0 billion in the third quarter. The 17 percent increase year over year in the quarter resulted from sustained improvements in industry supply and demand fundamentals and from leveraging our flexible global network. GAAP operating profit was $287 million and core income was $277 million, reflecting the performance of the Acetyl Chain operating model. Higher prices and manufacturing activations supported the continuation of the upward reset in the earnings profile of the acetyls business. GAAP operating margin of 28.5 percent and core income margin of 27.5 percent resulted from price increases, mainly in acetic acid and VAM, in excess of raw material inflation. Industry demand growth for acetyls products has been stable at 3 to 4 percent for several years and continues to remain on that trajectory across products and regions.
Cash Flow and Tax
Operating cash flow in the third quarter was $467 million. Free cash flow was $382 million, driven by strong business results and supported by disciplined working capital management. Capital expenditures were $79 million in the quarter for a total of $244 million year-to-date and included a number of productivity-based organic capacity expansions in both Engineered Materials and the Acetyl Chain. A total of $223 million in cash was returned to shareholders, with $150 million in share buybacks and $73 million in dividends. The effective US GAAP tax rate was 12 percent compared to 20 percent in the third quarter of 2017, driven mainly by adjustments to valuation allowances on deferred tax assets and the impact of the Tax Cuts and Jobs Act. The tax rate for adjusted EPS was 14 percent in the quarter, 2 percent lower year over year.
Outlook
"Our earnings performance these past several quarters underline a sustainable upward shift in the earnings levels of both the Acetyl Chain and Engineered Materials as they each move toward becoming enterprises with $1 billion in adjusted EBIT by 2020," said Mark Rohr, chairman and chief executive officer. "Engineered Materials is expected to keep its current pace of earnings growth with traction from new projects, bolt-on acquisitions, as well as success in Asia. In the Acetyl Chain, a stable pace of demand growth along with prudent increments in supply will continue the sustained improvements in industry dynamics. For the remainder of 2018, there is continued momentum across businesses and after accounting for usual seasonality and planned turnaround activity, we are increasing our expectations for 2018 adjusted earnings to approximately $10.90-$11.10 per share. Resulting operating cash flow should exceed $1.5 billion and free cash flow should be closer to

$1.2 billion for 2018. We are working hard to execute on our three-year strategic plan which now rolls up at around $34 per share of cumulative adjusted earnings through 2020."
We are unable to reconcile forecasted adjusted earnings per share and adjusted EBIT to US GAAP diluted earnings per share and net earnings (loss) attributable to Celanese Corporation without unreasonable efforts because a forecast of Certain Items, such as mark-to-market pension gains/losses, is not practical.
The Company's earnings presentation and prepared remarks related to the third quarter results will be posted on its website at www.celanese.com under Investor Relations/Events and Presentations after market close on October 18, 2018. Information about Non-US GAAP measures is included in a Non-US GAAP Financial Measures and Supplemental Information document posted on the website and available at the link below. See "Non-GAAP Financial Measures" below.

Contacts:
Investor Relations	Media - U.S.	Media - Europe
Surabhi Varshney	Travis Jacobsen	Jens Kurth
Phone: +1 972 443 3078	Phone: +1 972 443 3750	Phone: +49(0)69 45009 1574
Surabhi.Varshney@celanese.com	William.Jacobsen@celanese.com	Jens.Kurth@celanese.com
Celanese Corporation is a global technology leader in the production of differentiated chemistry solutions and specialty materials used in most major industries and consumer applications. Our businesses use the full breadth of Celanese's global chemistry, technology and commercial expertise to create value for our customers, employees, shareholders and the corporation. As we partner with our customers to solve their most critical business needs, we strive to make a positive impact on our communities and the world through The Celanese Foundation. Based in Dallas, Celanese employs approximately 7,700 employees worldwide and had 2017 net sales of $6.1 billion. For more information about Celanese Corporation and its product offerings, visit www.celanese.com or our blog at www.celaneseblog.com.

Forward-Looking Statements
This release may contain "forward-looking statements," which include information concerning the Company's plans, objectives, goals, strategies, future revenues, synergies, performance, capital expenditures, financing needs and other information that is not historical information. All forward-looking statements are based upon current expectations and beliefs and various assumptions, including the announced acquisition. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements contained in this release, including with respect to the acquisition. These risks and uncertainties include, among other things: changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate; the length and depth of product and industry business cycles, particularly in the automotive, electrical, textiles, electronics and construction industries; changes in the price and availability of raw materials, particularly changes in the demand for, supply of, and market prices of ethylene, methanol, natural gas, wood pulp and fuel oil and the prices for electricity and other energy sources; the ability to pass increases in raw material prices on to customers or otherwise improve margins through price increases; the ability to maintain plant utilization rates and to implement planned capacity additions and expansions; the ability to reduce or maintain current levels of production costs and to improve productivity by implementing technological improvements to existing plants; the ability to identify desirable potential acquisition targets and to consummate acquisition or investment transactions consistent with the Company's strategy; increased price competition and the introduction of competing products by other companies; market acceptance of our technology; the ability to obtain governmental approvals and to construct facilities on terms and schedules acceptable to the Company; changes in tariffs, tax rates or legislation; changes in the degree of intellectual property and other legal protection afforded to our products or technologies, or the theft of such intellectual property; compliance and other costs and potential disruption or interruption of production or operations due to accidents, interruptions in sources of raw materials, cyber security incidents, terrorism or political unrest or other unforeseen events or delays in construction or operation of facilities, including as a result of geopolitical conditions, the occurrence of acts of war or terrorist incidents or as a result of weather or natural disasters; potential liability for remedial actions and increased costs under existing or future environmental regulations, including those relating to climate change; potential liability resulting from pending or future litigation, or from changes in the laws, regulations or policies of governments or other governmental activities in the countries in which we operate; changes in currency exchange rates and interest rates; our level of indebtedness, which could diminish our ability to raise additional capital to fund operations or limit our ability to react to changes in the economy or the chemicals industry; and various other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Non-GAAP Financial Measures
Presentation
This document presents the Company's four business segments, Engineered Materials, Acetate Tow, Industrial Specialties and Acetyl Intermediates, with one subtotal reflecting our core, the Acetyl Chain, which is based on similarities among customers, business models and technical processes. The Acetyl Chain includes the Company's Acetyl Intermediates segment and the Industrial Specialties segment.
Use of Non-US GAAP Financial Information
This release uses the following Non-US GAAP measures: adjusted EBIT, adjusted EBIT margin, operating EBITDA, adjusted earnings per share and free cash flow. These measures are not recognized in accordance with US GAAP and should not be viewed as an alternative to US GAAP measures of performance or liquidity. The most directly comparable financial measure presented in accordance with US GAAP in our consolidated financial statements for adjusted EBIT and operating EBITDA is net earnings (loss) attributable to Celanese Corporation; for adjusted EBIT margin is operating margin; for adjusted earnings per share is earnings (loss) from continuing operations attributable to Celanese Corporation per common share-diluted; and for free cash flow is net cash provided by (used in) operations.
Definitions of Non-US GAAP Financial Measures

•
Adjusted EBIT is a performance measure used by the Company and is defined by the Company as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, plus refinancing expense and taxes, and further adjusted for Certain Items (refer to Table 8 of our Non-US GAAP Financial Measures and Supplemental Information document). We do not provide reconciliations for adjusted EBIT on a forward-looking basis (including those contained in this document) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of Certain Items, such as mark-to-market pension gains and losses, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information. Adjusted EBIT margin is defined by the Company as adjusted EBIT divided by net sales.

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Adjusted EBIT by core (i.e., the Acetyl Chain) may also be referred to by management as core income. Adjusted EBIT margin by core may also be referred to by management as core income margin. Adjusted EBIT by business segment may also be referred to by management as segment income. Adjusted EBIT margin by business segment may also be referred to by management as segment income margin.

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Operating EBITDA is a performance measure used by the Company and is defined by the Company as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, plus refinancing expense, taxes and depreciation and amortization, and further adjusted for Certain Items, which Certain Items include accelerated depreciation and amortization expense. Operating EBITDA is equal to adjusted EBIT plus depreciation and amortization.

•
Adjusted earnings per share is a performance measure used by the Company and is defined by the Company as earnings (loss) from continuing operations attributable to Celanese Corporation, adjusted for income tax (provision) benefit, Certain Items, and refinancing and related expenses, divided by the number of basic common shares and dilutive restricted stock units and stock options calculated using the treasury method. We do not provide reconciliations for adjusted earnings per share on a forward-looking basis (including those contained in this document) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of Certain Items, such as mark-to-market pension gains and losses, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information.

Note: The income tax expense (benefit) on Certain Items ("Non-GAAP adjustments") is determined using the applicable rates in the taxing jurisdictions in which the Non-GAAP adjustments occurred and includes both current and deferred income tax expense (benefit). The income tax rate used for adjusted earnings per share approximates the midpoint in a range of forecasted tax rates for the year. This range may include certain partial or full-year forecasted tax opportunities and related costs, where applicable, and specifically excludes changes in uncertain tax positions, discrete recognition of GAAP items on a quarterly basis, other pre-tax items adjusted out of our GAAP earnings for adjusted earnings per share purposes and changes in management's assessments regarding the ability to realize deferred tax assets for GAAP. In determining the adjusted earnings per share tax rate, we reflect the impact of foreign tax credits when utilized, or expected to be utilized, absent discrete events impacting the timing of foreign tax credit utilization. We analyze this rate quarterly and adjust it if there is a material change in the range of forecasted tax rates; an updated forecast would not necessarily result in a change to our tax rate used for adjusted earnings per share. The adjusted tax rate is an estimate and may differ from the actual tax rate used for GAAP reporting in any given reporting period. Table 3a of our Non-US GAAP Financial Measures and Supplemental Information document summarizes the reconciliation of our estimated GAAP effective tax rate to the adjusted tax rate. The estimated GAAP rate excludes discrete recognition of GAAP items due to our inability to forecast such items. As part of the year-end reconciliation, we will update the reconciliation of the GAAP effective tax rate to the adjusted tax rate for actual results.

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Free cash flow is a liquidity measure used by the Company and is defined by the Company as cash flow from operations, less capital expenditures on property, plant and equipment, and adjusted for capital contributions from or distributions to Mitsui & Co., Ltd. ("Mitsui") related to our methanol joint venture, Fairway Methanol LLC ("Fairway").

Reconciliation of Non-US GAAP Financial Measures
Reconciliations of the Non-US GAAP financial measures used in this press release to the comparable US GAAP financial measure, together with information about the purposes and uses of Non-US GAAP financial measures, are included in our Non-US GAAP Financial Measures and Supplemental Information document filed as an exhibit to our Current Report on Form 8-K filed with the SEC on or about October 18, 2018 and also available on our website at www.celanese.com under Financial Information, Non-GAAP Financial Measures, or at this link: http://investors.celanese.com/interactive/lookandfeel/4103411/Non-GAAP.PDF.

Results Unaudited
The results in this document, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.
Supplemental Information
Additional information about our prior period performance is included in our Quarterly Reports on Form 10-Q and in our Non-US GAAP Financial Measures and Supplemental Information document.

Consolidated Statements of Operations - Unaudited

	Three Months Ended September 30,
	2018	2017
		(As Adjusted)
	(In $ millions, except share and per share data)
Net sales	1,771	1,566
Cost of sales	(1,255)	(1,183)
Gross profit	516	383
Selling, general and administrative expenses	(129)	(133)
Amortization of intangible assets	(5)	(5)
Research and development expenses	(18)	(19)
Other (charges) gains, net	12	—
Foreign exchange gain (loss), net	—	4
Gain (loss) on disposition of businesses and assets, net	(2)	(1)
Operating profit (loss)	374	229
Equity in net earnings (loss) of affiliates	66	50
Non-operating pension and other postretirement employee benefit (expense) income	25	23
Interest expense	(30)	(32)
Interest income	2	1
Dividend income - cost investments	26	24
Other income (expense), net	(1)	(6)
Earnings (loss) from continuing operations before tax	462	289
Income tax (provision) benefit	(54)	(57)
Earnings (loss) from continuing operations	408	232
Earnings (loss) from operation of discontinued operations	(7)	(5)
Income tax (provision) benefit from discontinued operations	1	1
Earnings (loss) from discontinued operations	(6)	(4)
Net earnings (loss)	402	228
Net (earnings) loss attributable to noncontrolling interests	(1)	(2)
Net earnings (loss) attributable to Celanese Corporation	401	226
Amounts attributable to Celanese Corporation
Earnings (loss) from continuing operations	407	230
Earnings (loss) from discontinued operations	(6)	(4)
Net earnings (loss)	401	226
Earnings (loss) per common share - basic
Continuing operations	3.02	1.68
Discontinued operations	(0.04)	(0.03)
Net earnings (loss) - basic	2.98	1.65
Earnings (loss) per common share - diluted
Continuing operations	3.00	1.68
Discontinued operations	(0.04)	(0.03)
Net earnings (loss) - diluted	2.96	1.65
Weighted average shares (in millions)
Basic	134.5	136.6
Diluted	135.5	137.0

Consolidated Balance Sheets - Unaudited

	As of September 30, 2018	As of December 31, 2017
	(In $ millions)
ASSETS
Current Assets
Cash and cash equivalents	703	576
Trade receivables - third party and affiliates, net	1,086	986
Non-trade receivables, net	279	244
Inventories	1,033	900
Marketable securities, at fair value	31	32
Other assets	48	54
Total current assets	3,180	2,792
Investments in affiliates	981	976
Property, plant and equipment, net	3,699	3,762
Deferred income taxes	170	366
Other assets	413	338
Goodwill	1,064	1,003
Intangible assets, net	317	301
Total assets	9,824	9,538
LIABILITIES AND EQUITY
Current Liabilities
Short-term borrowings and current installments of long-term debt - third party and affiliates	229	326
Trade payables - third party and affiliates	819	807
Other liabilities	347	354
Income taxes payable	137	72
Total current liabilities	1,532	1,559
Long-term debt, net of unamortized deferred financing costs	3,196	3,315
Deferred income taxes	246	211
Uncertain tax positions	154	156
Benefit obligations	547	585
Other liabilities	206	413
Commitments and Contingencies
Stockholders' Equity
Preferred stock	—	—
Common stock	—	—
Treasury stock, at cost	(2,281)	(2,031)
Additional paid-in capital	222	175
Retained earnings	5,819	4,920
Accumulated other comprehensive income (loss), net	(219)	(177)
Total Celanese Corporation stockholders' equity	3,541	2,887
Noncontrolling interests	402	412
Total equity	3,943	3,299
Total liabilities and equity	9,824	9,538